UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 8, 2010 (March 5, 2010)
Crown Crafts, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-7604	58-0678148

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

916 South Burnside Avenue, Gonzales, LA	70737

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (225) 647-9100
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On March 5, 2010, Crown Crafts, Inc. (the “Company”), together with Crown Crafts Infant Products, Inc., Churchill Weavers, Inc. and Hamco, Inc., each a wholly-owned subsidiary of the Company (collectively, the “Subsidiaries,” and together with the Company, the “Borrowers”), entered into a Sixth Amendment to Financing Agreement (the “Sixth Amendment”) with The CIT Group/Commercial Services, Inc. (“CIT”) to amend that certain Financing Agreement between the Borrowers and CIT dated July 11, 2006 (as amended, modified, restated or supplemented from time to time, the “Financing Agreement”) to extend the termination date of the Financing Agreement to July 11, 2013 and to make certain other modifications to the Financing Agreement.
The Sixth Amendment will become effective on July 11, 2010 (the “Effective Date”), after which all borrowings under the Financing Agreement will accrue interest at prime plus 1% per annum or, in the case of certain LIBOR loans, the applicable LIBOR plus 3% per annum. In addition, after the Effective Date, the Borrowers must pay commitment fees monthly in arrears on the daily amount of the unused portion of the revolving loan amount at the rate of 0.25% per annum.
The Sixth Amendment also permits the payment by the Company of cash dividends on its common stock of up to $500,000 in any calendar quarter.
The description contained herein of the Sixth Amendment is qualified in its entirety by reference to the terms of such document, which is attached hereto as an exhibit and incorporated herein by this reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Current Report is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.
10.1
Sixth Amendment to Financing Agreement dated as of March 5, 2010 by and among Crown Crafts, Inc., Churchill Weavers, Inc., Hamco, Inc., Crown Crafts Infant Products, Inc. and The CIT Group/Commercial Services, Inc.

99.1	Press Release dated March 8, 2010.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CROWN CRAFTS, INC.
By:	/s/ Olivia W. Elliott
Olivia W. Elliott,
Vice President and Chief Financial Officer
Dated: March 8, 2010

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Sixth Amendment to Financing Agreement dated as of March 5, 2010 by and among Crown Crafts, Inc., Churchill Weavers, Inc., Hamco, Inc., Crown Crafts Infant Products, Inc. and The CIT Group/Commercial Services, Inc.

99.1	Press Release dated March 8, 2010.